November 2nd, 2005

Patriot Power Corp.
502 East John Street
Carson City, N.V. 89706

Re:   Letter of Agreement and Joint Venture Agreement between Rodinia Minerals Inc("Rodinia") and Patriot Power Corp.(Patriot) concerning the acquisition of an interest in 209 unpatented lode claims and the operation of a Joint Venture in those 209 claims and 21 claims acquirable under option by Patriot.

Whereas:

Patriot is the holder of an option to acquire a 100% interest in 21 unpatented lode mining claims located in Gila County, Arizona U.S.A (the "Lake Property") granted by a Letter Agreement dated November 2, 2005 between Patriot and Maggie-May Minerals, Inc. (the" Lake Option") a copy of which is attached hereto as Schedule "A";

Rodinia is the beneficial holder of 209 unpatented lode mining claims (the "209 Property") which essentially surrounds the Lake Property, particulars of which are attached as Schedule

This letter sets forth the principal terms and conditions upon which Patriot will acquire an option to earn a sixty percent (60%) interest in the 209 Property by the due exercise by Patriot of the Lake Option , and thereafter Rodinia and Patriot will participate as a joint venture, for the purpose of further exploration and other related work on the Lake Property and the 209 Property in each of which properties Rodinia will have a 40% interest and Patriot will have a 60% interest.

This letter when signed constitutes a binding agreement between Patriot and Rodinia provided always that either party may require a more formal agreement embodying the terms hereof and any other terms as may be mutually agreed upon.

1. Patriot represents and warrants to Rodinia that it is the sole and beneficial holder of the Lake Option.and that the terms of the Lake Option are as described in Schedule "B" to this Letter Agreement and that there has been no amendment to such terms. Patriot further represents and warrants to Rodinia that the Lake Option is valid and subsisting and that it has done no act whereby the Lake Option has in any manner become impaired or encumbered, and that to the best of Patriot's knowledge there are no adverse claims or challenges to Patriot's interest in the Lake Property or the Lake Option has not assigned, or promised to assign the Lake Property or the Lake Option or any rights which derive therefrom and has not acquired, with respect to third parties, any obligation whatsoever which would prevent Patriot from entering into this Letter Agreement.

2.  Rodinia represents and warrants to Patriot that it is the sole beneficial holder of the 209 Claims and that each of the claims comprising the 209 Claims is valid and subsisting and that it has done not act or failed to do any act whereby the 209 Claims have become impaired or encumbered and has not assigned, or promised to assign the 209 Claims and has not acquired, with respect to third parties, any obligation whatsoever which would prevent Rodinia from entering into this Letter Agreement.

3.  During the term of the Lake Option Rodinia hereby grants to Patriot the sole and exclusive right and option to acquire a 60% undivided interest in the 209 Claims (the "209 Option") which option shall be exerciseable by the exercise by Patriot of the Lake Option. In the event the Lake Option lapses through non-exercise or is terminated, the option hereby granted to acquire and interest in the 209 Claims shall automatically terminate concurrently and by reason of such lapse or termination .

4.  Upon the exercise of the Lake Option Patriot shall assign to Rodinia a 40% interest in the Lake Property and shall thereby be deemed to have earned an undivided 60% interest in the 209 Claims and thereafter all operations conducted on the property consisting of an aggregate of the 209 Claims and the Lake Claims shall be on a joint venture basis in which Patriot shall have a 60% interest and Rodinia shall have a 40 % interest. in accordance with such joint venture terms as they may agree upon or, in the absence of such an agreement being made, on such terms as may be set by an arbitrator appointed pursuant to the terms of this Letter Agreement.

5      Except as otherwise provided in this Agreement, until the 209 Claim Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right and obligation to:

(a)  enter in, under or upon the 209 Claims and conduct exploration programs thereon and to do sufficient work or make payment in lieu thereof, if permitted by Nevada mining laws in an amount sufficient to maintain the 209 Claims in good standing during the term of 209 Option and keep and maintain records in respect of such programs as are reasonable and customary in the U.S. mining industry ; ;

(b)  exclusive and quiet possession of the 209 Claims;

(c)  pay or cause to be paid all workers and wage earners employed by it or its contractors on the 209 Claims and all suppliers for materials purchased in connection therewith;

(d)  carry out all work on the 209 Claims in a good and workmanlike manner, in accordance with sound mining and engineering practices and in accordance with all applicable laws;

(e)  acquire and maintain in good standing any and all regulatory approvals in connection with work programs carried out on the 209 Claims by, on behalf of, or under the direction of Patriot

(f)       Upon the termination or expiry of the Option, other than as a result of Patriot exercising the Option and the establishment of the Joint Venture Patriot will::

(a)  deliver to Rodonia copies of all information and data relating to the work programs carried out on the 209 Claims by, on behalf of, or under the direction of Patriot ;

(b)  cause confirmation of such abandonment or termination to be registered on the official government records of the 209 Claims where any notice of an interest of Patriot has been entered; and

(c)  perform or undertake to perform all such reclamation, rehabilitation, restoration and abandonment work in respect of the 209 Claims as is necessary to ensure that the property is, upon its return to the care and control of Rodinia in compliance with applicable laws (including, without limitation, applicable mining and environmental laws and regulations).

6.  Information concerning this letter agreement or any matters arising from or in connection therewith shall be treated as confidential by the parties and shall not be disclosed by any party to any other person (other than an affiliate or any legal, accounting, financial or other professional advisor of the disclosing party or its affiliate) except as permitted hereby without the prior written consent of the other parties, such consent not to be unreasonably withheld, except to the extent that such disclosure may be necessary for observance of all applicable laws or stock exchange requirements or for accomplishment of the purposes of this letter agreement. A copy of all information disclosed by a party (whether or not requiring permission pursuant to this section) shall be given forthwith to the other parties.

7.  Nothing in this letter agreement shall restrict in any way the freedom of either of the parties, except with respect to its respective interest in the 209 Claims or the Lake Property, to conduct as it sees fit any business or activity whatsoever, whether in competition with the Joint Venture or otherwise, including the exploration for, or the development, mining, production or marketing of any mineral, without any accountability to the other party.

8.     Nothing in this letter agreement shall be deemed to constitute either party, in its capacity as a party to the Joint Venture, the partner, agent or legal representative of any other party to the Joint Venture or to create any fiduciary relationship between them, for any purpose whatsoever.

9.  If the Option Agreement is terminated prior to formation of the Joint Venture: Patriot shall have one (1) year to remove all of its equipment from the 209 Claims and shall do so if requested by Rodinia.

10.  Rodinia will have access to the Lake Property and the 209 Claims (in the aggregate referred to as the "Property") at all reasonable times, at its own risk, provided it has given reasonable advance notice of any proposed access to Patriot.. Rodonia shall in exercising such access comply with Patriot's standard safety procedures. Rodonia will also have access to the dri11 core, and once prepared and reviewed by Patriot, assay results in respect of the Property.

11.  Each party may sell, transfer, assign and convey this letter agreement, benefits and privileges thereunder, to an affiliate of such party, provided such party delivers to the other party notice of such assignment and provided that before such affiliate ceases to be an affiliate of such party, the interest assigned must be assigned back to such party.

12.  Except as provided in section 11, neither party shall sell, assign, transfer or otherwise dispose of any part of its interest in the either property, except with the consent in writing of the other party first had and obtained.

13.  Any dispute, controversy or claim arising out of or relating to this letter agreement, or the breach, termination or invalidity of same shall be settled by arbitration in accordance with the Arbitration Rules of Arbitration Centre of British Columbia in effect on the date of signing of this agreement. The place of arbitration shall be Vancouver, Canada .

14.  For purposes of this letter agreement:the term "affiliate" shall mean, as to any party, any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by or is under common control with that party, and for the purposes of this definition "control" means possession, directly or indirectly, of the power to direct or cause the direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

15.  No party shall be liable to any other party hereto and no party shall be deemed in default hereunder for any failure to perform or delay in performing any of its covenants and agreements caused by or arising out of any event (a "force majeure event") beyond the reasonable control of such party, excluding lack of funds but including, without limitation, lack of rights or permission by indigenous peoples groups to enter upon the Property to conduct exploration, development and mining operations thereon, or war conditions, actual or potential, earthquake, fire, storm, flood, explosion, strike, labour trouble, accident, riot, unavoidable casualty, act of restraint, present or future, of any lawful authority, act of God, protest or demonstrations by environmental lobbyists or indigenous peoples groups, act of the public enemy, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market or unavailability of equipment. No right of a party shall be affected for failure or delay of a party to perform any of its covenants and agreements hereunder if the failure or delay is caused by one of the events referred to above. All times provided for in this letter agreement shall be extended for the period commensurate with the period of delay and, so far as possible, the party affected shall take all reasonable steps to remedy the cause of the delay attributable to the events referred to above; provided, however, that nothing contained in this section shall require any party to settle any labour dispute, protest or demonstration, or to question or test the validity of any governmental order, regulation, or law or claim of right by indigenous peoples groups. The party affected shall give notice to the other party of the commencement and termination of each period of force majeure.

16.  This letter agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

17.  Each party hereto shall promptly do and provide all acts and things and shall promptly execute and deliver such deeds, bills of sale, assignments, endorsements and instruments and evidences of transfer and other documents and shall give further assurances as sha11 be necessary or appropriate in connection with the performance of this letter agreement.

Accepted and agreed to this, 2nd day of Nov, 2005.

RODINIA MINERALS IC.

Per:

Authorized Signatory

PATRIOT POWER CORP

Per:

Authorized Signatory